Exhibit 99.1

Earnings Release

ALTICE USA REPORTS THIRD QUARTER 2018 RESULTS
Altice USA Delivers Its Best Financial Performance
+4.1% YoY Accelerated Revenue Growth, Highest Ever Adjusted EBITDA(1) margin
+28% YoY Free Cash Flow(2) Growth
Improved Residential Customer Trends
Continued Differentiated Investments in FTTH, Mobile, Altice One and Advanced Advertising
Share Buyback Target up to $500 Million in 2018 ($241M in Q3); 2018 Total Return $2 Billion(3)
Successful Debt Silo Transaction Will Strengthen Credit Profile and Simplify Structure

November 5, 2018 (NEW YORK) - Altice USA (NYSE: ATUS) today reported results for the third quarter ended September 30, 2018.
Dexter Goei, Altice USA Chief Executive Officer, said: "We are extremely pleased to present Altice USA’s best financial performance yet, including improved subscriber trends, accelerated revenue growth, highest ever margin and material growth in free cash flow. We are delivering on our differentiated investment thesis anchored in infrastructure-based investment to future-proof our business, to enhance the customer experience and services offered, and to reduce costs over the long-term. This is demonstrated by having just completed the initial launch of the Altice One entertainment platform, launching fiber (FTTH) broadband services and progressing very quickly with preparations for the launch of Altice Mobile in 2019. Separately, the entrepreneurial spirit of our dynamic management team has allowed us to build a differentiated advanced advertising platform in under two years, competing on a national basis, and developing a new core competency. Finally, rapid deleveraging down to our target range is now facilitating material shareholder returns, with approximately $2 billion in dividend and buybacks set to be returned during 2018 and further returns planned for 2019.”

Altice USA Key Financial Highlights

•	Revenue growth +4.1% YoY in Q3 2018 to $2.42 billion, driven by Residential revenue growth of +2.4%, Business Services revenue growth of +6.0% and advertising revenue growth of +37.8%

•
Adjusted EBITDA grew +5.8% YoY in Q3 2018 to $1.07 billion; Adjusted EBITDA margin highest ever level at 44.3% (+6.8% YoY Adjusted EBITDA growth and margin of 44.7% excluding impact of consolidating i24 losses)

•	Operating Free Cash Flow (“OpFCF”)(1) declined -2.8% YoY in Q3 2018 to $736 million with an OpFCF margin of 30.4% vs. 32.6% in Q3 2017 with higher investment in key growth initiatives

•
Free Cash Flow(2) grew +28.0% YoY in Q3 2018 to $276 million (YTD $937m, +66.4% YoY), supporting $241 million of share repurchases; initial target up to $500m of share repurchases in 2H 2018 (total shareholder return ~$2bn in FY 2018(3))

(1)
See “Reconciliation of Net income (loss) to Adjusted EBITDA and Adjusted EBITDA less Cash Capital Expenditures” on page 9 of this release. Operating Free Cash Flow (“OpFCF”) defined here as Adjusted EBITDA less cash capital expenditures.

(2)	Free Cash Flow defined here as cash flow from operating activities less cash capital expenditures (including deductions of cash interest, cash taxes and net changes in working capital).

(3)	Including $1.5 billion one-time special cash dividend (paid in June 2018) and up to $500 million of share repurchases.

Earnings Release

	Three Months Ended September 30,
($k)	2018	2017
	Actual	Actual

Revenue	$2,417,801	$2,322,521
Adjusted EBITDA(1)	1,070,525	1,012,314
Net income (loss) attributable to Altice USA, Inc. stockholders	32,553	(192,569)
Capital Expenditures (cash)	334,527	255,329

Altice USA Operational Highlights

•
Total unique Residential customer relationships stable YoY (+0.1% YoY) with quarterly net losses of -5k in Q3 2018 improving compared to prior year (-8k in Q3 2017). Suddenlink driving improved customer trends YoY again with Optimum trends reflecting normal seasonality and timing of recent rate event

•
Pay TV RGU quarterly net losses of -28k in Q3 2018 were better than the prior year (-33k in Q3 2017) due to another significant improvement in Suddenlink’s performance (-7k losses in Q3 2018 vs. -14k in Q3 2017)

•	Residential broadband RGU quarterly net additions of +14k in line with prior year (vs. +16k in Q3 2017)

•	Residential ARPU per unique customer increased 2.3% YoY to $143.0 in Q3 2018 following recent rate event, supporting an acceleration in Residential revenue growth to +2.4% YoY

•	Business Services revenue growth of +6.0% YoY in Q3 2018 boosted by strength in Enterprise & Carrier segment growing +7.4% YoY and SMB growth of +5.3% YoY

•
Advertising revenue growth of 37.8% YoY in Q3 2018 supported by the growth of new local and national multi-screen advertising solutions provided by a4, as well as NY Interconnect delivering strong growth based on political and enlarged structure

•
Continued enhancement of data services with an increased demand for higher speed tiers and growing data usage; approximately 80% of Residential broadband gross additions are now taking download speeds of 200Mbps or higher at the end of Q3 with an average data usage of over 240GB per month

•
Initial rollout of Altice One is now complete and available to more than 80% of the Altice USA footprint with recent expansion across Suddenlink footprint. Altice USA has reached over 200k unique Altice One customers (>4% of total customers), adding approximately 100k Altice One customers per quarter on a run-rate basis as of the end of Q3 2018

•	Launched up to 1Gbps 1P fiber (FTTH) broadband service with advanced wireless gateway and Smart WiFi with meshing capabilities

Earnings Release

Altice USA 2018 and Medium-Term Financial Outlook

For the full year 2018 Altice USA expects:

•	Revenue growth ~2.5-3.0% YoY

•	Adjusted EBITDA margin expansion

•	To increase investment for the continued rollout of Altice One, fiber (FTTH) deployment, and new mobile network but annual capex is now expected to be less than $1.3bn
Altice USA also reiterates its plan to further expand its Adjusted EBITDA and cash flow margins over the medium- to long-term.

Additional Q3 2018 Highlights

Product & Service Enhancements
In the third quarter, Altice USA continued expanding the availability of Altice One, the all-in-one entertainment platform that combines video, internet and connectivity into one experience. The initial roll out of Altice One across Optimum and Suddenlink regions is now complete, with availability to over 80% of Altice USA’s whole footprint. A further update to the Altice One Operating System (OS) was also launched in the third quarter with new features for customers such as out-of-home DVR functionality.

Network Investments to Enhance Broadband Speeds, Video Services and Reliability
Altice USA’s fiber-to-the-home (FTTH) deployment continues to progress well with the company launching up to 1Gbps symmetrical 1P fiber broadband services with an advanced wireless gateway for Optimum customers in select areas of Long Island in the third quarter of 2018. Altice Gigabit fiber service provides a next-generation connectivity experience to support the most data-intensive activities, from streaming 4K ultra-high-definition (UHD) and high-definition (HD) video on multiple devices, online multi-player video game streaming platforms, video chatting, streaming music, high-quality virtual-and augmented reality experiences, and downloading large files simultaneously on dozens of devices at once.
While building the FTTH network, Altice USA also continues to roll out enhanced broadband services to its customers on its existing hybrid fiber coax (DOCSIS) cable network. 1Gbps broadband services are expected to be available across the whole Optimum footprint in 2019 through Digital Switched Video upgrades. In addition, further 1Gbps capacity will be added in certain areas in the Suddenlink footprint, as well as continuing to build new homes at an accelerated pace. As a result of recent enhancements to Altice USA’s network and with the launch of Altice One, an increasing number of consumers are selecting increased broadband speeds and using more data:

•
Approximately 80% of Altice USA’s Residential broadband gross additions are taking download speed tiers of 200Mbps or higher as of the end of Q3 2018 (47% of the Residential customer base now take speeds of 200Mbps or higher, more than doubling from 23% at the end of Q3 2017, and 79% of the customer base take speeds of 100Mbps or higher);

•
These upgrades are allowing the company to meet customer demand for higher broadband speeds with the average broadband speed taken by Altice USA’s customer base up 63% YoY to 172Mbps at the end of Q3 2018 (from 106Mbps at the end of Q3 2017 and just 56Mbps at the end of Q3 2016). Average data usage per customer reached over 240GB as of the end of Q3 2018, growing over 20% YoY as customers are using Altice USA’s broadband services more and more. Optimum customers are connecting 11 devices in the home on average.

Earnings Release

•
Altice One is also improving customers’ broadband experience with an advanced WiFi router and WiFi mini repeaters. Altice USA has reached over 200k unique Altice One customers (>4% of total customers), adding approximately 100k Altice One customers per quarter on a run-rate basis as of the end of Q3 2018.

In addition, Altice USA continues its video QAM to IP transition on its cable network to enhance its video service delivery, and Altice One has been enabled for both QAM and IP video to support the transition.
The company’s focus with these network upgrades is on improving the quality of broadband WiFi / video services and cost efficiencies as well as boosting speeds. As well as initially expanding the availability of 1Gig broadband services, the upgraded coax network and new FTTH network will both be IP-based which is optimal for multi-device service offerings and will be access network technology (fixed and wireless) agnostic in the way services are offered to consumers. Continuous user interface improvements will be possible, and the upgrades will enable CPE cost reductions, as well as additional network cost efficiencies.

Mobile
During the third quarter, Altice USA continued developing the core network to support its infrastructure-based MVNO including upgrading and expanding its WiFi network. Altice USA’s full MVNO agreement with Sprint is differentiated from other light MVNOs in that it gives the company full access control, including over its own core network, Home Location Register (HLR) and SIM cards. This will allow for Altice USA to fully control seamless data offloading and the handover between the fixed and wireless networks. In addition, Altice USA will have full product, features and marketing flexibility with its new mobile service. The connection to Sprint microsites to support Sprint’s network densification, which will benefit Altice USA’s MVNO service as well as providing the company with better economics, is currently running well ahead of schedule and these densification efforts have proven to be successful already. According to Speedtest Intelligence, Sprint is the most improved network on Long Island with 135% YoY increase in average download speeds(4). The commercial launch of a mobile service for Altice USA customers is still on track for 2019.

Advertising and News
a4, the cross-screen addressable advertising company launched by Altice USA, announced in the third quarter a partnership with AT&T’s advertising business, Xandr, which will now have exclusivity to sell Altice USA's addressable TV inventory at the national level. As part of the deal, a4 will benefit from access to video subscriber data from AT&T’s vast customer network that will help inform Altice USA's national addressable digital campaigns and multi-screen campaigns at the regional and local levels.
Additionally, a4 launched the next version of its all-in-one media marketplace and planning platform, Athena, which allows advertisers of all sizes to simply plan and execute highly targeted campaigns across all screens inside and out of the home in minutes.
The Altice USA News division continues to perform well. News 12 Networks in the New York tri-state area remains the most-watched TV network among Optimum customers, with digital viewership growing by nearly 20 percent. The channel recently launched in three new counties in the New York Hudson Valley, and News 12 recently unveiled its plans to build a new advanced broadcast center and studio on Long Island. i24News in the U.S. also continues to grow through a recently signed deal with a major U.S. cable provider, with the channel to launch on its systems later this year.

(4)	Based on Sprint analysis of Speedtest Intelligence data average download speeds for Sprint Long Island market from July 2017 to July 2018 for All Mobile Results

Earnings Release

Share repurchases
In conjunction with the separation from Altice Europe NV (Euronext: ATC, ATCB), the Board of Directors of Altice USA authorized a share repurchase program of $2.0bn, effective June 8, 2018. Under the repurchase program, shares of Altice USA Class A common stock may be purchased from time to time in the open market and may include trading plans entered into with one or more brokerage firms in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. From inception through September 30, 2018, Altice USA repurchased an aggregate of 13,219,909 shares for a total purchase price of approximately $241m and is targeting a total amount of repurchases up to $500m by the end of 2018. The acquired shares were retired and the cost for these shares was recorded in paid in capital in Altice USA’s condensed consolidated balance sheet. As of September 30, 2018, Altice USA had 723,849,057 combined Class A and Class B shares outstanding.

Combination of Suddenlink (Cequel) and Optimum (Cablevision) Businesses under Single Credit Silo
Following the initial public offering of Altice USA and subsequent separation from Altice Europe NV, on October 2, 2018, Altice USA announced its intention to further simplify its structure and operations by combining (the “Combination”) the Suddenlink (Cequel) and Optimum (Cablevision) businesses under a single credit silo.
The Combination marks a significant milestone in the integration of the Suddenlink and Optimum businesses and aligns Altice USA’s debt capital structure with the way Altice USA is managed: as a unified company with a common strategy.
The Combination will result in a more diversified credit silo which is expected to simplify Altice USA’s financing strategy and financial reporting requirements. The Combination is leverage neutral for Altice USA.
The Combination is being effected mainly by the following transactions:

•
Exchange of existing Cequel senior secured and senior notes into new Cequel senior secured and senior notes issued by the same issuers, which will automatically convert into new senior guaranteed and senior notes of CSC Holdings, LLC upon satisfaction of certain conditions, including the consummation of the Combination;

•	Refinancing of existing Cequel Credit Facility with proceeds of a new Term Loan at CSC Holdings, LLC.
The closing of the Combination is subject to regulatory filings and approvals and other customary conditions.
On October 15, 2018, Altice USA announced that CSC Holdings, LLC (“Optimum”) successfully entered into a new $1.275 billion 7-year Senior Secured Term Loan B maturing January 2026 (the “Senior Secured Term Loan B”), providing for the refinancing of the entire $1.25 billion principal amount of loans under Cequel’s existing Term Loan Facility and other transaction costs related to the credit silo Combination. The new Senior Secured Term Loan B will have a margin of 225bps over Libor and was issued with an original issue discount of 25bps.
On October 30, 2018, Altice USA announced acceptance of 99.64% or $5.5 billion of Original Notes of the Suddenlink silo tendered for exchange. In addition, Altice USA announced it had received the relevant approval from the FCC relating to the Combination.

Earnings Release

Financial and Operational Review
For quarter ended September 30, 2018 compared to quarter ended September 30, 2017

•	Reported revenue growth for Altice USA of +4.1% YoY in Q3 2018 to $2,418m:

◦	Optimum revenue growth +3.6% YoY;

◦	Suddenlink revenue growth +5.3% YoY.

•
Adjusted EBITDA grew +5.8% YoY in Q3 2018 to $1.07 billion; Adjusted EBITDA margin highest ever level at 44.3% (+6.8% YoY Adjusted EBITDA growth and margin of 44.7% excluding impact of consolidating i24 losses):

◦	Optimum Adjusted EBITDA growth of +6.0% YoY; Adjusted EBITDA margin increased +1.0 percentage point YoY to 43.1% due to realization of efficiency savings (vs. 42.1% in Q3 2017);

◦	Suddenlink Adjusted EBITDA grew 5.1% YoY; Adjusted EBITDA margin in line with prior year at 47.1% (vs. 47.2% in Q3 2017).

•	Cash capex for Altice USA was $335 million in Q3 2018, representing 13.8% of revenue.

•	Operating Free Cash Flow declined -2.8% YoY in Q3 2018 to $736 million, mostly reflecting increased investment in new fiber (FTTH), the launch of Altice One and initial mobile capex.

•	Free Cash Flow for Altice USA grew +28.0% YoY in Q3 2018 to $276 million (YTD $937m, +66.4% YoY).

•
Altice USA saw improved residential customer trends YoY with total unique Residential customer relationship quarterly net losses of -5k in Q3 2018 (vs. -8k in Q3 2017). This included Residential broadband RGU net additions of +14k, pay TV RGU net losses of -28k, and telephony RGU net losses of -12k in Q3 2018 (vs. +16k, -33k, and +3k respectively in Q3 2017). Altice USA Residential ARPU per unique customer increased 2.3% YoY in Q3 2018 to $143.0 following the recent rate event:

◦
Optimum unique Residential customer relationship net losses of -7k in Q3 2018 reflect normal seasonality but were slightly higher than -2k net losses in Q3 2017 due to the timing of the recent rate event. Optimum saw broadband RGU net additions of +2k, -21k pay TV RGU net losses and -7k telephony RGU net losses (compared to Q3 2017 with +7k broadband RGUs net additions, -19k pay TV RGU net losses and +5k telephony RGU additions). Optimum Residential ARPU per unique customer grew +1.2% YoY benefiting from recent rate event, partly offset by loss of pay-per view fight revenue from Q3 2017;

◦
Suddenlink unique Residential customer relationship net additions of +2k in Q3 2018 improved compared to -6k net losses in Q3 2017, continuing the improvements in trends from recent quarters. Broadband RGUs grew in Q3 2018 with quarterly net additions of +13k (compared to broadband RGU net additions of +9k in Q3 2017). Pay TV RGU net losses of -7k were again significantly better than the prior year (-14k in Q3 2017). Telephony RGU net losses of -5k compared to -1k in Q3 2017. Residential ARPU per unique customer grew +5.1% YoY benefiting from the recent rate event.

•
Altice USA’s Business Services revenue increased +6.0% YoY in Q3 2018 boosted by strength in the Enterprise & Carrier segment +7.4% due to several large wins in the Education & Carrier verticals. SMB revenue increased +5.3% YoY in Q3 supported by customer growth and increase in ARPU by sell-in of more services. Overall customer growth of +2.0% YoY due to improved value proposition with voice and data bundles and reduced churn.

•
Altice USA’s Advertising revenue increased +37.8% YoY in Q3 2018 due to an increase in targeted data and analytics revenue and increase in political. The NY Interconnect in particular is delivering strong growth based on political, benefiting from its enlarged structure. Separately Altice USA, through its data and analytics subsidiary a4, has launched Athena, a new self-serve client application for end-to-end multi-screen campaign management with “one-stop shopping” for advertisers. Athena is the main growth driver

Earnings Release

of a4 and is being used by more and more customers, providing local and national advertising solutions with in-depth reporting, measurement and analytics.

•
Altice USA’s programming costs increased +3.9% YoY in Q3 2018 due primarily to an increase in contractual programming rates, partially offset by the decrease in video customers. Programming costs per video customer are still expected to increase by high single digits going forward (+7.3% YoY in Q3 2018):

◦	Optimum’s programming costs increased +0.5% YoY in Q3 2018 to $485m;

◦	Suddenlink’s programming costs increased +14.9% YoY in Q3 2018 to $169m.

•
Net debt for Altice USA at the end of the third quarter was $21,562m(5), a reduction of $93m from the end of the second quarter of 2018 reflecting free cash flow generation partly offset by share repurchases. This represents consolidated L2QA net leverage for Altice USA of 5.2x on a reported basis at the end of September 2018 (5.2x LTM). The leverage target for Altice USA remains 4.5-5.0x net debt to EBITDA.

•
Altice USA has seen significant and rapid deleveraging at both Optimum and Suddenlink since the completion of their respective acquisitions as a result of underlying growth and improved cash flow generation (consolidated L2QA net leverage has fallen from 6.7x at Q2 2016 to 5.2x in Q3 2018).

•
Altice USA’s blended weighted average cost of debt was 6.4% and the blended weighted average life was 6.1 years at the end of September 2018. There are no material maturities until 2021 and near-term maturities are covered by a $2.6bn revolving credit facility.

(5)	Excluding leases / other debt.

Earnings Release

Altice USA Consolidated Operating Results
(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2018	2017 (6)
	Actual	Actual
Revenue:
Pay TV	$1,054,667	$1,069,946
Broadband	729,907	658,278
Telephony	161,351	172,479
Business services and wholesale	344,193	324,642
Advertising	123,066	89,292
Other	4,617	7,884
Total revenue	2,417,801	2,322,521
Operating expenses:
Programming and other direct costs	790,533	755,101
Other operating expenses	569,070	570,111
Restructuring and other expense	16,587	53,448
Depreciation and amortization	536,053	823,286
Operating income	505,558	120,575
Other income (expense):
Interest expense, net	(388,167)	(378,105)
Gain (loss) on investments and sale of affiliate interests, net	111,684	(18,900)
Loss on derivative contracts, net	(79,628)	(16,763)
Gain (loss) on interest rate swap contracts	(19,554)	1,051
Loss on extinguishment of debt and write-off of deferred financing costs	—	(38,858)
Other expense, net	(186)	(2,984)
Income (loss) before income taxes	129,707	(333,984)
Income tax benefit (expense)	(95,968)	141,550
Net income (loss)	33,739	(192,434)
Net income attributable to noncontrolling interests	(1,186)	(135)
Net income (loss) attributable to Altice USA stockholders	$32,553	$(192,569)
Basic net income (loss) per share	$0.04	$(0.26)
Diluted net income (loss) per share	$0.04	$(0.26)

Basic and diluted weighted average common shares	732,963	737,069

(6)
Amounts for 2017 have been adjusted following required GAAP accounting standard changes to reflect the adoption of ASC 606, Revenue from Contracts with Customers, and ASU No. 2017-07 Compensation Retirement Benefits (Topic 715)

Earnings Release

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA less Cash Capital Expenditures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, income (loss) from discontinued operations, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, net, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.

We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.

We also use Adjusted EBITDA less cash Capital Expenditures, or Operating Free Cash Flow, as an indicator of the Company’s financial performance. We believe this measure is one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although it may not be directly comparable to similar measures reported by other companies.

Earnings Release

Altice USA	Three Months Ended September 30,
(Dollars in thousands)	2018	2017 (7)
	Actual	Actual
Net income (loss)	$33,739	$(192,434)
Income tax expense (benefit)	95,968	(141,550)
Other expense, net	186	2,984
Loss (gain) on interest rate swap contracts	19,554	(1,051)
Loss on derivative contracts, net	79,628	16,763
Loss (gain) on investments and sale of affiliate interests, net	(111,684)	18,900
Loss on extinguishment of debt and write-off of deferred financing costs	—	38,858
Interest expense, net	388,167	378,105
Depreciation and amortization	536,053	823,286
Restructuring and other expenses	16,587	53,448
Share-based compensation	12,327	15,005
Adjusted EBITDA	$1,070,525	$1,012,314
Capital Expenditures (accrued)	392,498	283,047
Adjusted EBITDA less Capex (accrued)	$678,027	$729,267
Capital Expenditures (cash)	334,527	255,329
Adjusted EBITDA less Capex (cash)	$735,998	$756,985

Cablevision	Three Months Ended September 30,
(Dollars in thousands)	2018	2017 (7)
	Actual	Actual
Operating income (loss)	$340,455	$(3,103)
Depreciation and amortization	378,549	656,122
Restructuring and other expenses	14,122	35,364
Share-based compensation	9,038	11,555
Adjusted EBITDA	$742,164	$699,938
Capital Expenditures (accrued)	262,095	192,391
Adjusted EBITDA less Capex (accrued)	$480,069	$507,547
Capital Expenditures (cash)	217,326	180,287
Adjusted EBITDA less Capex (cash)	$524,838	$519,651

(7)
Amounts for 2017 have been adjusted following required GAAP accounting standard changes to reflect the adoption of ASC 606, Revenue from Contracts with Customers, and ASU No. 2017-07 Compensation Retirement Benefits (Topic 715).

Earnings Release

Suddenlink	Three Months Ended September 30,
(Dollars in thousands)	2018	2017 (8)
	Actual	Actual
Operating income	$165,103	$123,678
Depreciation and amortization	157,504	167,164
Restructuring and other expenses	2,465	18,084
Share-based compensation	3,289	3,450
Adjusted EBITDA	$328,361	$312,376
Capital Expenditures (accrued)	130,403	90,656
Adjusted EBITDA less Capex (accrued)	$197,958	$221,720
Capital Expenditures (cash)	117,201	75,042
Adjusted EBITDA less Capex (cash)	$211,160	$237,334

(8)
Amounts for 2017 have been adjusted following required GAAP accounting standard changes to reflect the adoption of ASC 606, Revenue from Contracts with Customers, and ASU No. 2017-07 Compensation Retirement Benefits (Topic 715).

Earnings Release

Altice USA Customer Metrics (in thousands, except per customer amounts)
	Q1-17	Q2-17	Q3-17	Q4-17	FY-17	Q1-18	Q2-18	Q3-18
Homes passed (9)	8,547.2	8,570.1	8,577.2	8,620.9	8,620.9	8,642.0	8,671.0	8,701.7
Residential (B2C)	4,548.4	4,536.9	4,529.0	4,535.0	4,535.0	4,543.4	4,539.8	4,534.9
SMB (B2B)	364.7	367.3	369.1	371.3	371.3	373.2	375.3	376.3
Total Unique Customer Relationships (10)	4,913.1	4,904.3	4,898.1	4,906.3	4,906.3	4,916.6	4,915.1	4,911.2
Pay TV	3,499.8	3,462.7	3,430.2	3,405.5	3,405.5	3,375.1	3,350.9	3,322.8
Broadband	4,002.8	4,004.4	4,020.9	4,046.2	4,046.2	4,072.6	4,082.1	4,096.3
Telephony	2,551.0	2,543.8	2,547.2	2,557.4	2,557.4	2,549.7	2,545.6	2,533.5
Total B2C RGUs	10,053.6	10,010.9	9,998.3	10,009.1	10,009.1	9,997.4	9,978.6	9,952.6
B2C ARPU ($) (11)	138.87	138.83	139.77	139.75	139.46	139.63	140.19	142.96

Optimum Customer Metrics (in thousands, except per customer amounts)
	Q1-17	Q2-17	Q3-17	Q4-17	FY-17	Q1-18	Q2-18	Q3-18
Homes passed (9)	5,128.4	5,139.7	5,134.4	5,163.9	5,163.9	5,174.0	5,187.3	5,197.3
Residential (B2C)	2,886.9	2,889.1	2,887.0	2,893.4	2,893.4	2,888.0	2,889.7	2,882.8
SMB (B2B)	261.2	261.8	261.9	262.6	262.6	263.2	263.8	263.1
Total Unique Customer Relationships (10)	3,148.2	3,150.9	3,148.9	3,156.0	3,156.0	3,151.2	3,153.5	3,145.9
Pay TV	2,412.8	2,400.9	2,382.2	2,363.2	2,363.2	2,340.1	2,327.3	2,306.6
Broadband	2,636.4	2,646.0	2,653.1	2,670.0	2,670.0	2,673.4	2,681.3	2,682.9
Telephony	1,955.0	1,954.3	1,958.8	1,965.0	1,965.0	1,953.5	1,949.4	1,942.8
Total B2C RGUs	7,004.2	7,001.2	6,994.1	6,998.2	6,998.2	6,967.0	6,958.0	6,932.3
B2C ARPU ($) (11)	155.52	155.47	156.55	155.39	155.79	154.48	155.69	158.39

Suddenlink Customer Metrics (in thousands, except per customer amounts)
	Q1-17	Q2-17	Q3-17	Q4-17	FY-17	Q1-18	Q2-18	Q3-18
Homes passed (9)	3,418.7	3,430.4	3,442.8	3,457.1	3,457.1	3,468.0	3,483.7	3,504.4
Residential (B2C)	1,661.5	1,647.8	1,642.0	1,641.5	1,641.5	1,655.5	1,650.1	1,652.1
SMB (B2B)	103.4	105.5	107.2	108.7	108.7	109.9	111.5	113.2
Total Unique Customer Relationships (10)	1,764.9	1,753.3	1,749.2	1,750.2	1,750.2	1,765.4	1,761.6	1,765.3
Pay TV	1,087.0	1,061.8	1,048.0	1,042.4	1,042.4	1,035.0	1,023.6	1,016.2
Broadband	1,366.5	1,358.4	1,367.8	1,376.2	1,376.2	1,399.2	1,400.8	1,413.4
Telephony	596.0	589.5	588.4	592.3	592.3	596.2	596.1	590.7
Total B2C RGUs	3,049.4	3,009.7	3,004.2	3,010.9	3,010.9	3,030.4	3,020.5	3,020.3
B2C ARPU ($) (11)	109.88	109.81	110.30	112.21	110.81	113.58	113.10	115.98

(9)
Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. For Cequel, broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 500 homes passed.

(10)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(11)
ARPU calculated by dividing the average monthly revenue for the respective quarter or annual periods derived from the sale of broadband, pay television and telephony services to Residential customers for the respective quarter by the average number of total Residential customers for the same period. Historical ARPU figures have been adjusted to reflect the adoption of the accounting standard change ASC 606, Revenue from Contracts with Customers.

Earnings Release

Consolidated Net Debt as of September 30, 2018, pro forma (PF) for Combination

Altice USA (Cablevision PF for Combination) In $m	Actual	Coupon / Margin	Maturity
Guaranteed Notes	1,000	6.625%	2025
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
New Guaranteed Notes	1,096	5.375%	2023
New Guaranteed Notes	1,499	5.500%	2026
Senior Notes	526	8.625%	2019
Senior Notes	1,000	6.750%	2021
Senior Notes	1,800	10.125%	2023
Senior Notes	750	5.250%	2024
Senior Notes	1,684	10.875%	2025
New Senior Notes	1,241	5.125%	2021
New Senior Notes	618	7.750%	2025
New Senior Notes	1,046	7.500%	2028
Term Loan	2,963	L+2.250%	2025
Term Loan B-2	1,496	L+2.500%	2026
New Term Loan B-3	1,275	L+2.250%	2026
Drawn RCF	575	L+3.250%	2021
Other debt & leases	27
Cablevision Total Debt LLC	20,906
Senior Notes	500	8.000%	2020
Senior Notes	649	5.875%	2022
Cablevision Total Debt Corp	22,055
Total Cash	(486)
Cablevision Net Debt	21,569
Legacy unexchanged Cequel Notes	20
Altice USA Net Debt	21,589
Undrawn RCF	2,075
WACD (%)	6.4%

Earnings Release

Altice USA Pro Forma Net Leverage Reconciliation as of September 30, 2018

In $m
Altice USA	Pro Forma
Gross Debt Consolidated	$22,075
Cash	(486)
Net Debt Consolidated	21,589
LTM EBITDA GAAP(12)	4,113
L2QA EBITDA GAAP(12)	4,163
Net Leverage (LTM)	5.2x
Net Leverage (L2QA)	5.2x
WACD	6.4%

In $m
Altice USA Reconciliation to Financial Reported Debt	Actual	Pro forma
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$21,577	$21,577
Unamortized Financing Costs	264	264
Fair Value Adjustments	181	181
Total Value of Debenture and Loans from Financial Institutions (Principal Amount)	22,022	22,022
Other Debt & Capital Leases	27	27
Refinancing impact	0	26
Gross Debt Consolidated	22,049	22,075
Cash	(486)	(486)
Net Debt Consolidated	21,563	21,589

(12)	Excludes management fees

Earnings Release

Cablevision Operating Results
(Dollars in thousands)
	Three Months Ended September 30,
	2018	2017 (13)
	Actual	Actual
Revenue:
Pay TV	$783,252	$798,583
Broadband	457,709	416,972
Telephony	130,494	140,830
Business services and wholesale	242,305	230,200
Advertising	105,719	72,316
Other	2,209	2,458
Total revenue	1,721,688	1,661,359
Operating expenses:
Programming and other direct costs	585,117	570,995
Other operating expenses	403,445	401,981
Restructuring and other expense	14,122	35,364
Depreciation and amortization	378,549	656,122
Operating income (loss)	$340,455	$(3,103)

Suddenlink Operating Results
(Dollars in thousands)
	Three Months Ended September 30,
	2018	2017 (13)
	Actual	Actual
Revenue:
Pay TV	$271,415	$271,363
Broadband	272,198	241,306
Telephony	30,857	31,649
Business services and wholesale	101,888	94,442
Advertising	18,107	17,456
Other	2,408	5,426
Total revenue	696,873	661,642
Operating expenses:
Programming and other direct costs	206,120	184,283
Other operating expenses	165,681	168,433
Restructuring and other expense	2,465	18,084
Depreciation and amortization	157,504	167,164
Operating income	$165,103	$123,678

(13)
Amounts for 2017 have been adjusted following required GAAP accounting standard changes to reflect the adoption of ASC 606, Revenue from Contracts with Customers, and ASU No. 2017-07 Compensation Retirement Benefits (Topic 715)

Earnings Release

Contacts
Head of Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com

Head of Communications
Lisa Anselmo: +1 929 418-4362 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million Residential and Business customers across 21 states through its Optimum and Suddenlink brands.